Exhibit 31.3

CERTIFICATION

I,   Gary Stern, certify that:

1.  I have reviewed this annual report on Form 10-K/A of Asta Funding, Inc.; and

2.  Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report.

/s/ Gary Stern
Gary Stern
Chairman of the Board, President and Chief Executive Officer
(Principal Executive Officer)

Date: January 25, 2019

A signed original of this written statement required by Section 302 has been provided to the Company and will be retained by the Company and furnished to the Securities and Exchange Commission or its staff per request.